Atlantic International Entertainment, LTD.
                    Computation of Earnings (Loss) Per Share


         Net Earnings (Loss) per common share is computed by dividing net earnings of loss by the Weighted average number of shares of Common Stock outstanding during each year. The Company had Common Stock equivalents outstanding during the years ended December 31, 1996 and 1997 in the amount of -0- and 175,000, respectively.

                                             1997                     1996
                                          --------------------------------------

Earnings (Loss) per
Share:

Net Income (Loss)                         $ 1,047,317            $ (376,270)

Weighted average
Number of shares
Outstanding                                 9,452,992             8,514,537

Income (Loss) per share                   $      0.11            $    (0.04)

Assumed issuances
Under exercise of
Stock options and
Warrants                                    9,456,828                    (1)

Income (Loss) per
Share                                      $     0.11            $    (0.04)



(1)      During 1996 there were no common stock equivalents outstanding.